Exhibit 99.1

Surface Oncology Reports Financial Results and Corporate Highlights for Fourth Quarter and Full Year 2022
SRF388 clinical program advancing well; updated clinical data expected in the first half of 2023
First patient dosed in a Phase 1/2 study evaluating SRF114, a potential best-in-class anti-CCR8 antibody, in patients with advanced solid tumors
Cash runway guidance extended into the third quarter of 2024
CAMBRIDGE, Mass., March 9, 2023 -- Surface Oncology (Nasdaq: SURF), a clinical-stage immuno-oncology company developing next-generation immunotherapies that target the tumor microenvironment, today reported financial results and corporate highlights for the fourth quarter and full year 2022, as well as anticipated near-term corporate milestones.
“Our teams have done an outstanding job advancing SRF388 and SRF114, and we are pleased with the progress of both clinical programs,” said Rob Ross, M.D., chief executive officer of Surface. “We believe SRF388 is the first and only anti-IL-27 antibody in clinical development and, based on the encouraging preclinical and clinical data we have generated to date, it holds the potential to become a first-in-class treatment for patients suffering from multiple life-threatening solid tumors. We look forward to sharing additional SRF388 data from our ongoing trials in the first half of 2023.”
Dr. Ross added, “As for SRF114, CCR8 is a very compelling immuno-oncology target. While several leading pharmaceutical and biotech companies have initiated programs in this space, we believe SRF114 is differentiated from many of them based on its high specificity to human CCR8, leading to a potential best-in-class antibody. We expect to have initial safety and efficacy data in 2024.”
Fourth Quarter and Subsequent Corporate Highlights
•In the fourth quarter of 2022, Surface announced encouraging new SRF388 monotherapy data in non-small cell lung cancer (NSCLC) with two confirmed partial responses, as well as a third patient with adenocarcinoma who experienced durable disease stabilization, ongoing for more than 56 weeks. All three of these patients had previous treatment with chemotherapy and with anti-PD-(L)1 agents. Based on these results, Surface opened the second stage of the Simon’s 2-stage monotherapy trial which is expected to enroll 40 patients with NSCLC in total. In addition, Surface initiated a single-arm Phase 2 study evaluating SRF388 in combination with pembrolizumab in patients with NSCLC who have progressed after 1-3 prior lines of therapy, including chemotherapy and anti-PD-(L)1 agents. The study is anticipated to enroll up to 40 patients with NSCLC.
•In January 2023, Surface announced the first patient had been dosed in a Phase 1/2 study evaluating SRF114 as a monotherapy in patients with advanced solid tumors. SRF114 is a potential best-in-class, fully human, afucosylated anti-CCR8 antibody that has demonstrated highly specific binding properties exclusively to human CCR8 in preclinical studies.

•Following a strategic portfolio review, Surface announced the decision to pause the internal clinical development of SRF617, a novel antibody targeting CD39, and pursue potential business development opportunities for the program. As a result of the reprioritization, the company conducted a corresponding workforce reduction and implemented cost reduction efforts, which extended cash runway.
•Surface presented non-clinical SRF388 and SRF114 data at the Society for Immunotherapy of Cancer (SITC) 2022 Annual Meeting in Boston. A poster presentation detailed the immune-suppressive communication, co-localization, and upregulation between IL-27 and PD-L1 expression within the tumor microenvironment, supporting clinical studies evaluating SRF388. Additionally, Surface presented SRF114 preclinical data that demonstrated the antibody’s ability to selectively deplete tumor Treg cells, resulting in dose-dependent activation of immune cells, and a potential mechanism to inhibit tumor growth independent of checkpoint inhibition.
•In October 2022, Cell Reports published findings from a preclinical collaboration study between Surface and VIB detailing the structural basis of IL-27 receptor activation and signaling by the IL-27 cytokine. The study further elucidated SRF388 binding properties to IL-27 to prevent interaction with the IL-27 receptor, inhibiting the cytokine’s signaling activity and providing structural evidence for SRF388’s potent antagonistic properties.
Selected Anticipated Near-term Corporate Milestones
•In the first half of 2023, Surface expects to present updated clinical data from the ongoing Phase 2 trials investigating SRF388 in liver and lung cancer.
•Initial safety and efficacy data from the ongoing SRF114 Phase 1/2 clinical study are anticipated in 2024.
Financial Results
As of December 31, 2022, cash, cash equivalents and marketable securities were $124.8 million, compared to $154.1 million on December 31, 2021.
Research and development (R&D) expenses were $15.3 million for the fourth quarter ended December 31, 2022, compared to $16.3 million for the same period in 2021. R&D expenses were $67.0 million for the full year ended December 31, 2022, compared to $53.6 million for the same period in 2021. This increase was primarily driven by continued enrollment and advancement into the Phase 2 of our ongoing SRF388 clinical trials, increased manufacturing costs, increased costs associated with advancing our SRF114 program into the clinic, and increased costs associated with our corporate restructuring in November 2022 . R&D expenses included $2.6 million in stock-based compensation expense for the full year ended December 31, 2022.
General and administrative (G&A) expenses were $5.9 million for the fourth quarter ended December 31, 2022, compared to $7.2 million for the same period in 2021. G&A expenses were $24.9 million for the full year ended December 31, 2022, compared to $25.1 million for the same period in 2021. The decrease was primarily due to a decrease in employee related expenses as well as legal and professional fees. This was partially offset by increases in severance relating to our corporate restructuring in November 2022. G&A expenses included $4.6 million in stock-based compensation expense for the full year ended December 31, 2022.

For the fourth quarter ended December 31, 2022, net loss was $21.3 million, or basic and diluted net loss per share of $(0.35). Net loss was $24.1 million for the same period in 2021, or basic and diluted net loss per share of $(0.52). For the full year ended December 31, 2022, net loss was $63.6 million, or basic and diluted net loss per share of $(1.14). Net loss was $78.5 million for the same period in 2021, or basic and diluted net loss per share of $(1.77).
Based upon its current operating plan and recent cost savings initiatives, Surface now projects it has cash runway into the third quarter of 2024.
About SRF388
SRF388 is a fully human anti-IL-27 antibody designed to inhibit the activity of this immunosuppressive cytokine. Surface Oncology has identified particular tumor types, including liver and lung cancer, where IL-27 appears to play an important role in the immunosuppressive tumor microenvironment and may contribute to resistance to treatment with checkpoint inhibitors. SRF388 targets the rate-limiting p28 subunit of IL-27, and preclinical studies have shown that treatment with SRF388 blocks the immunosuppressive biologic effects of IL-27, resulting in immune cell activation in combination with other cancer therapies including anti-PD-1 therapy, as well as potent anti-tumor effects as a monotherapy. Furthermore, Surface Oncology has identified a potential biomarker associated with IL-27 that may be useful in helping to identify patients most likely to respond to SRF388. In November 2020, Surface announced that SRF388 was granted Orphan Drug designation and Fast Track designation for the treatment of refractory hepatocellular carcinoma from the FDA.
About SRF114
SRF114 is a fully human, afucosylated anti-CCR8 antibody designed to preferentially deplete CCR8+ Treg cells within the tumor microenvironment. In preclinical studies, Surface Oncology has shown that SRF114 induces antibody-dependent cellular cytotoxicity (ADCC) and/or antibody-dependent cellular phagocytosis (ADCP) pathways to deplete intratumoral Treg cells. In addition, SRF114 reduced tumor growth in murine models. These findings support the advancement of SRF114 as a therapeutic candidate that holds the potential to drive anti-tumor immunity in patients.
About Surface Oncology
Surface Oncology is an immuno-oncology company developing next-generation antibody therapies focused on the tumor microenvironment. Its pipeline includes two wholly-owned programs; SRF388, a Phase 2 program which targets IL-27, and SRF114 which selectively depletes regulatory T cells in the tumor microenvironment via targeting CCR8. In addition, Surface has two partnerships with major pharmaceutical companies: a collaboration with Novartis targeting CD73 (NZV930; Phase 1) and a collaboration with GlaxoSmithKline targeting PVRIG (GSK4381562, formerly SRF813; Phase 1). Surface’s novel, investigational cancer immunotherapies are designed to achieve a clinically meaningful and sustained anti-tumor response and may be used alone or in combination with other therapies. For more information, please visit www.surfaceoncology.com.
Cautionary Note Regarding Forward-Looking Statements
Certain statements set forth in this press release constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements can be identified by terms such as “believes,” “expects,” “plans,” “potential,” “would” or similar expressions, and the negative of those terms. These forward-looking statements are based on Surface Oncology’s management’s current beliefs and assumptions about future events and on information currently available to management.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Surface Oncology’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These risks include, but are not limited to, risks and uncertainties related to Surface Oncology’s ability to successfully develop SRF388, SRF114 and its other product candidates through current and future milestones or regulatory filings on the anticipated timeline, if at all, the therapeutic potential of Surface Oncology’s product candidates, the risk that results from preclinical studies or early clinical trials may not be representative of larger clinical trials, the risk that Surface Oncology’s product candidates, including SRF388, SRF617 and SRF114, will not be successfully developed or commercialized either by Surface Oncology or in collaboration with third parties, the risks related to Surface Oncology’s dependence on third parties in connection with its manufacturing, clinical trials and preclinical studies, and the potential impact of COVID-19 on Surface Oncology’s clinical and preclinical development timelines and results of operations. Additional risks and uncertainties that could affect Surface Oncology’s future results are included in the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ending December 31, 2022, available on the Securities and Exchange Commission’s website at www.sec.gov and Surface Oncology’s website at www.surfaceoncology.com. Additional information on potential risks will be made available in other filings that Surface Oncology makes from time to time with the Securities and Exchange Commission. In addition, any forward-looking statements contained in this press release are based on assumptions that Surface Oncology believes to be reasonable as of this date. Except as required by law, Surface Oncology assumes no obligation to update these forward-looking statements, or to update the reasons if actual results differ materially from those anticipated in the forward-looking statements.
Contact
Scott Young
(617) 865-3250
syoung@surfaceoncology.com

Selected Financial Information

(In thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
Statement of Operations Items	2022	2021	2022	2021
License-related revenue	$—	$154	$30,000	$2,687
Operating expenses:
Research and development	15,288	16,323	67,003	53,572
General and administrative	5,896	7,205	24,866	25,128
Total operating expenses	21,184	23,528	91,869	78,700
Loss from operations	(21,184)	(23,374)	(61,869)	(76,013)
Interest and other expense, net	(149)	(676)	(1,717)	(2,472)
Net loss	$(21,333)	$(24,050)	$(63,586)	$(78,485)
Net loss per share - basic and diluted	$(0.35)	$(0.52)	$(1.14)	$(1.77)
Weighted average common shares outstanding - basic and diluted	60,562,603	46,419,124	55,761,386	44,243,317

Selected Balance Sheet Items:	December 31, 2022	December 31, 2021
Cash, cash equivalents and marketable securities	$124,823	$154,149
Total assets	159,910	190,847
Accounts payable and accrued expenses	10,470	14,639
Total stockholders’ equity	93,403	118,900